Exhibit 99.2

Opening Remarks

Good afternoon everyone. We are pleased to welcome you to today’s webinar for Hospitality Investors Trust. Today we’ll review our financial results and activity for the second quarter of 2017, pursuant to our Form 10-Q which we filed on August 10th.

Before reviewing the presentation in detail, I would like to provide some perspective for the strategic decisions made during 2017 and the goals and objectives behind these decisions.

•	After the suspension of our initial public offering in November 2015, the Company required funds in addition to the operating cash flow and current cash on our balance sheet to meet its capital requirements. These obligations included seller financing provided by affiliates of the Whitehall real estate private equity funds sponsored by Goldman Sachs who sold us a portfolio of 116 hotels in February 2015, or the Whitehall Preferred, and the brand-mandated property improvement plans, or our PIP program, which is a key component of the long-term franchise agreements entered into on behalf of our hotel portfolio.

•	The transaction we announced in January 2017 with an affiliate of Brookfield Asset Management, Inc. (“Brookfield”) was the culmination of a lengthy strategic process to address the Company’s capital requirements. This transaction officially closed on March 31st with $135 million funded from Brookfield’s total commitment of $400 million.

•	What would have happened to the Company if the Brookfield commitment did not close on March 31, 2017? The Company was facing potentially significant and serious consequences if it was unable to close the transaction with Brookfield at the end of the first quarter of this year. These included:

o	Potential default on nearly all of our debt obligations;

o	The inability to fund PIP obligations which could trigger default of franchise agreements, liquidated damages and loss of hotel flags across many of the portfolio properties;

o	Potential default under the Whitehall Preferred, which could have resulted in the holders of the Whitehall Preferred assuming control of the 115 hotels that were sold to us by Whitehall in February 2015; and

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o	The inability to fund the purchase price for the final tranche of the Summit acquisition, resulting in default and forfeiture of the related $10.5 million deposit.

o	The Brookfield transaction addresses the Company’s capital requirements by making a commitment to refinance the entire balance of the Whitehall Preferred ($290.2 million outstanding immediately prior to the initial Brookfield funding and $241.4 million outstanding currently), providing the liquidity to complete the Company’s PIP program in a timely and efficient manner, and allowing for the closing of the third and final tranche of our 23 hotel acquisition from Summit Hotel Properties. In addition to providing the liquidity to satisfy our capital requirements, the transaction with Brookfield also included our transition to self-management which is expected to result in significant annual savings to the Company from the elimination of asset management fees paid to the Former Advisor and the elimination of property management fees paid to the Former Property Manager.

•	Brookfield’s commitment to our Company also represents an affirmation of our investment strategy. We benefitted from that affirmation by closing two refinancing transactions during the second quarter, totaling $1.225 billion, with a blended interest rate of LIBOR plus 302, providing five years of maturity runway and significant covenant flexibility. More on this in the presentation.

•	In summary, we believe the transaction and relationship with Brookfield is an important step in advancing our long-term goal to maximize shareholder value and create liquidity for our shareholders.

•	Another important step in this plan is to continue to invest in our hotels, primarily through our PIP program. As we will discuss in more detail, we are observing strong operating results from our recently renovated hotels. The $350 million PIP program is ongoing and is expected to improve the competitive position of our hotels, drive performance and ultimately create higher asset values.

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•	The significant investment that remains under the Company's PIP program reduced the calculation of estimated net asset value per share, or NAV, that we published on June 19th. The updated NAV calculation includes estimates of future PIP costs and the impact of guest room displacement while PIP work is progressing, reflecting greater certainty as to the timing, scope and cost of PIP work due to the Company’s negotiations with the brands and expected availability of cash from the capital commitment by Brookfield. The impact of the PIP estimates on the calculation of the NAV in future years is expected to diminish or be eliminated as PIP work is completed.

•	In January 2017, we suspended our common stock dividend and terminated the shareholder redemption plan allowing us to reinvest and deploy all remaining and available net cash flow into the hotel portfolio and to seek a potential liquidity event as soon as practical. The Board with input from management will continue to review these policies periodically.

•	We believe the steps we have taken have considerably strengthened the foundation of the Company and enable us to achieve our long-term goal which remains unchanged: to maximize shareholder value and create liquidity for our shareholders.

•	Although there can be no assurance of success, our objective is to achieve a liquidity event within the next three to six years in accordance with our charter.

With that as a background and framework for our discussion, I will now turn to the presentation. We will be working from the Second Quarter Investor Presentation and script which the Company filed this afternoon with the Securities and Exchange Commission and are now available on our website at www.hitreit.com. A replay of today’s call will also be made available on our website later this afternoon.

Slide 2: Risk Factors

As an initial matter, I would like to direct your attention to slide 2 for important information regarding Risk Factors and Forward-Looking Statements. As a reminder, investing in our common stock involves risks. See the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K for a discussion of the risks that should be considered in connection with investing in our Company.

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This presentation also contains forward-looking statements. For additional information regarding risks associated with forward-looking statements, please refer to slides 11 and 12 of the presentation.

This presentation also includes a discussion of Revenue Per Available Room, or RevPAR, which is a supplemental revenue performance metric, and Hotel EBITDA and Property-Level Hotel EBITDA, which are non-GAAP financial measures. These metrics are commonly-used performance measures by other public hotel REITs.

Slide 3: Q2 2017 Highlights

I will now continue the presentation on slide 3.

Property Performance

We are pleased with how our portfolio of 148 hotels performed during the second quarter of 2017, as well as year-to-date through June 2017, with pro forma RevPAR increases of 1.3% and 3.4% vs. the respective prior year periods. Pro forma results present all 148 hotels as if they had been owned during the entire 2016 and 2017 years, including the seven hotels we purchased from Summit Hotel Properties during April 2017.

These results compare well to similar industry chain scales, which consist of Upscale, Upper Midscale and Midscale and saw average RevPAR increases of 1.4% and 1.9% over these same periods.

In addition, our results exceeded the performance of what we believe to be our closest publicly-traded select-service competitors, which consist of Apple Hospitality REIT, Summit Hotel Properties, RLJ Lodging Trust and Chatham Lodging Trust. This group had an average RevPAR decrease of -1.9% and -0.7% quarterly and year-to-date, respectively.

Lastly, our 34 recently renovated hotels achieved improved top- and bottom-line quarterly results compared to last year, which we believe continues to validate our thesis of executing accretive hotel capital investments and our primary objective of enhancing long-term shareholder value.

Ed Hoganson, our CFO & Treasurer, will review our financial results in further detail on slides five and six.

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Hotel Capital Investment

This past quarter we completed the third wave of our brand-mandated PIP program, consisting of six hotels. Total PIP and capital investment across the entire portfolio has now approximated $170 million during Company ownership as of June 2017. We expect to substantially complete our remaining PIP program over the next two to three years.

Capital Markets

On April 27th and 28th, we refinanced $1.225Bn of mortgage debt with Deutsche Bank, Citigroup and J.P. Morgan. The new loans have a blended interest rate of LIBOR + 302 basis points, which result in 50 basis points of interest savings compared to the blended rate of LIBOR + 352 basis points on the refinanced facilities. The loans have a maturity in 2022, afford us considerable runway similar to the Brookfield convertible preferred equity investment, which may be mandatorily redeemed by Brookfield during 2022, have limited financial covenants and represent a significant portion of our mortgage debt. Moreover, the consortium of these three lead financial institutions plus our new CMBS investors and additional bank debt syndicate lenders which includes Goldman Sachs signals institutional affirmation and acceptance of our platform and strategy. Lastly, it strengthens our relationship with best-in-class capital providers in the marketplace for potential growth in the future.

Acquisitions

In conjunction with our refinancings, we closed our final acquisition of seven hotels with Summit Hotel Properties, for a purchase price of $66.8 million, or $102,000 per room. The transaction increases our portfolio to 148 hotels totaling 17,845 keys across 33 states. All seven properties acquired have long term franchise agreements with global brands with whom we have long-standing relations.

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Slide 4: Investment Strategy

Please turn to slide 4.

Though our name has recently changed to Hospitality Investors Trust, our business thesis and strategy remains unchanged:

We own and acquire institutional-quality, premium-branded select-service hotels generally located on the perimeter of primary markets and in secondary markets across the U.S., that are branded by the finest names in the hospitality industry; Hilton Hotels, Marriott International, Hyatt and IHG. The hotels are operated by award-winning and experienced property management companies listed on the bottom of the slide.

Our portfolio is located proximate to powerful demand generators including state capitals, major universities and hospitals, as well as corporate, leisure and retail attractions.

These hotels are well-maintained, with brand-mandated reinvestment expected to further enhance hotel operating performance.

As a reminder, we are in the “rooms-only” business - we believe the select-service model produces higher margins with less volatility or risk. The hotels enjoy superior performance due to a focus on the most profitable hotel revenue department; the hotel room.

Slide 5: Validation of our Thesis

Please turn to slide 5. I will now turn the presentation over to Ed, who will cover the next three slides.

Thank you, Jon. We wanted to highlight the performance improvement at our 34 hotels which have recently undergone brand-mandated Property Improvement Plans:

•	Our first wave of 28 hotels, which completed renovations during Q1’16, and;

•	Our second wave of six hotels, which completed renovations during Q4’16.

•	We refer to these respectively as Waves 1 and 2.

Wave 1 hotels: RevPAR increased by 7.0% and Property-Level Hotel EBITDA increased by 14.1% in Q2’17 vs. Q2’16.

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Wave 2 hotels: RevPAR increased by 11.7% and Property-Level Hotel EBITDA increased by 21.7% in Q2’17 vs. Q2’16.

As we have consistently discussed, executing PIPs is a focal point of our strategy, as we believe this leads to superior portfolio performance and asset values, thus improving overall return on investment.

We completed Wave 3 of our PIP program this past quarter and expect to complete Wave 4 in Q3’17 and commence Wave 5 in Q4’17. The first three waves represent a total of 44 hotels.

Slide 6: Financial Summary: Q2 2017

Please turn to slide six.

Hospitality Investors Trust ended the second quarter of 2017 with 148 hotels, totaling 17,845 rooms in 33 states and 79 metropolitan statistical areas, representing:

•	$2.46 billion in total assets

•	Total mortgage debt to assets ratio of 60.6%

•	Total mortgage debt plus preferred equity to assets ratio of 70.4%

Our hotels have achieved Total Revenue of $167.0M in the second quarter and $310.7M year-to-date through June 2017.

Our hotels have achieved Hotel EBITDA of $55.8M in the second quarter and $90.9M year-to-date through June 2017.

Slide 7: Hotel Portfolio Summary

Please turn to slide 7.

The hotels are branded by the highest quality and nationally recognized names in the hospitality business such as Hilton, Marriott and Hyatt. These three brands account for approximately 97% of our portfolio’s total keys and 98% on a Hotel EBITDA basis.

We believe our portfolio is represented by many of the strongest and most recognized flags, including Hampton Inn, Courtyard, Hyatt Place, Residence Inn and Homewood Suites. In addition, we believe our portfolio benefits from substantial geographical diversification with concentrations in high growth markets that overall have limited supply concerns. No market represents more than approximately 4.4% of our total key count with top markets including Miami / West Palm, Chicago, Orlando, San Diego and Seattle. Moreover, our top states include Florida, Tennessee, Texas, Georgia and Kentucky.

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Slide 8: 2017 Initiatives

Please turn to slide 8. I will now turn the presentation back to Jon.

Thanks Ed.

Hotel Capital Investment

We will continue to renovate our hotels in accordance with brand-mandated PIPs. Since our inception, we have invested approximately $170 million in our portfolio of hotel assets to date.

As mentioned, we completed Wave 3 of our PIP program this past quarter, which consisted of six hotels.

We expect to complete Wave 4 in Q3’17, which also consists of six hotels.

We expect to commence Wave 5 in Q4’17, which consists of 32 hotels.

The goal of these renovations is to enhance asset quality through modernization, renovation and overall guest experience/improvement, as well as to most importantly - maximize long-term shareholder return.

Debt Capital Structure Enhancements

As I mentioned earlier, this past quarter we refinanced two loans totaling $1.225Bn at LIBOR + 3.02%, which affords us a meaningfully lower cost of capital, more structural flexibility and maturity runway through 2022 on a significant portion of our mortgage debt.

We also expect to further redeem the preferred equity interests held by affiliates of the Whitehall real estate private equity funds sponsored by Goldman Sachs, with an on schedule redemption in full required by February 2019.

Transition to Self-Management

During the first quarter and simultaneous with the initial funding by Brookfield, we terminated our previous external advisory management agreement and property management agreements with AR Global affiliates. 26 professionals, including our entire executive management team, transitioned to become employees of the Company, which is now self-managed. We expect these changes will result in meaningful savings from the elimination of asset management fees and the reduction in property management fees. As of June 30th, 2017, all transition services with AR Global affiliates have concluded.

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Acquisitions & Dispositions

Also as mentioned earlier, this past quarter we completed our $66.8M acquisition of seven premium-branded select-service hotels from Summit Hotel Properties, which increased our portfolio to 148 hotels totaling 17,845 keys across 33 states. This portfolio is located in Memphis, TN and Jackson, MS.

We also intend to continue to explore select strategic opportunities to acquire premium hotels which adhere to our investment strategy and sell certain lower quality assets in our portfolio, subject to market conditions.

Slide 9: Estimated Per-Share NAV of $13.20 Announced on June 19th

Please turn to slide 9.

As a reminder, on June 19, 2017, our board of directors unanimously approved the estimated net asset value per share of our common stock equal to $13.20, as of March 31, 2017. It is currently anticipated that we will publish an updated Estimated Per-Share NAV on at least an annual basis. We have published a series of Frequently Asked Questions and Answers to assist financial advisors and stockholders with respect to our recently published NAV; the FAQ is attached as Exhibit 99.1 to Form 8-K filed June 19, 2017 and is also available on our website at www.hitreit.com.

We will address certain of your NAV-related questions during the Q&A session that will follow this presentation.

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Slide 10: Conclusion

Please turn to slide 10.

In conclusion:

We continue to see improved operating results and performance pursuant to our hotel capital investments, generating what we believe to be a strong return on capital.

Our PIP program is expected to improve the competitive position of our hotels and enhance hotel asset performance.

Our recently closed $1.225Bn refinancing affords us attractive long-term financing and flexibility; our lending group offers best in class credit investors who will be supportive in the future.

Brookfield’s investment in the first quarter of this year and HIT REIT’s transition to self-management advances the Company’s long-term strategy for a potential liquidity event such as a listing, sale or merger and lastly, the Company’s Board of Directors and Management are deeply committed to the Company’s stakeholders and maximizing long-term stakeholder value.

With that, we will now address your questions, so please give us a moment, as many are similar and we will try to answer the one’s most pertinent and in common. Thank you again for your trust, time and consideration.

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